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                                CUSTODIAN AGREEMENT

     THIS AGREEMENT is made as of July 12, 1991, by and between DFA U.S. LARGE CAP PORTFOLIO INC., a Maryland Corporation (the "Fund") and PROVIDENT NATIONAL BANK, a national banking association ("Provident").

                               W I T N E S S E T H :

     WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended ("the 1940 Act"); and

     WHEREAS, the Fund desires to retain Provident to serve as the Fund's custodian and Provident is willing to serve as the Fund's custodian;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Fund hereby appoints Provident to act as custodian of the portfolio securities, cash and other property belonging to the Fund for the period and on the terms set forth in this Agreement. Provident accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 21 of this Agreement.

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     2.   DELIVERY OF DOCUMENTS.  The Fund has furnished Provident with copies properly certified or authenticated of each of the following:

          (a) Resolutions of the Fund's Board of Directors authorizing the appointment of Provident as custodian of the portfolio securities, cash and other property belonging to the Fund as provided herein and approving this Agreement;

          (b) Appendix A identifying and containing the signatures of the Fund's officers authorized to issue Oral Instructions and to sign Written Instructions, as hereinafter defined, on behalf of the Fund;

          (c) The Fund's Articles of Incorporation filed with the Department of Assessments and Taxation of the State of Maryland on March 19, 1990 and all amendments thereto (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, are herein called the "Charter");

          (d) The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

          (e) The current Facility Agreement between Dimensional Fund Advisers Inc. ("DFA") and the Fund (the "Facility Agreement");

          (f)  The Agreement between the Fund and DFA Securities Inc.;

          (g) The Transfer Agency Agreement between Provident Financial Processing Corporation (the "Transfer Agent") and the Fund dated as of July 12, 1991 (the "Transfer Agency Agreement");


                                          2

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          (h)  The Administration and Accounting Services Agreement between
Provident Financial Processing Corporation and the Fund dated as of July 12, 1991 (the "Accounting Services Agreement");

          (i)  The Fund's most recent Registration Statement on Form N-1A under
the Securities Act of 1933, as amended ("the 1933 Act") (File No. 33-       )
and under the 1940 Act as filed with the SEC on May 14, 1991 relating to shares of the Fund's Common Stock, $.0l par value ("Shares"), and all amendments thereto; and

          (j) The Fund's most recent prospectus and Statement of Additional Information relating to Shares (such prospectus and Statement of Additional Information, as presently in effect and all amendments and supplements thereto are herein called the "Prospectus").

          The Fund will furnish Provident from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

     3.   DEFINITIONS.

          (a) "AUTHORIZED PERSON". As used in this Agreement, the term "Authorized Person" means any of the officers of the Fund and any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board of Directors of the Fund to give Oral and Written Instructions on behalf of the Fund and listed on the Certificate annexed hereto as Appendix A or any amendment thereto as may be received by Provident from time to time.

          (b)  "BOOK-ENTRY SYSTEM".  As used in this Agreement, the


                                          3

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term "Book-Entry System" means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees and any book-entry system maintained by a clearing agency registered with the SEC under Section 17A of the Securities Exchange Act of 1934 (the "1934 Act").

          (c) "ORAL INSTRUCTIONS". As used in this Agreement, the term "Oral Instructions" means oral instructions actually received by Provident from an Authorized Person or from a person reasonably believed by Provident to be an Authorized Person. The Fund agrees to deliver to Provident, at the time and in the manner specified in Paragraph 8(b) of this Agreement, Written Instructions confirming Oral Instructions.

          (d) "PROPERTY". The term "Property", as used in this Agreement, means:

               (i) any and all securities, forward currency contracts, exchange listed financial futures contracts and other property which the Fund may from time to time deposit, or cause to be deposited, with Provident or which Provident may from time to time hold for the Fund;

               (ii) all income in respect of any of such securities, forward currency contracts, exchange listed financial futures contracts or other property;

               (iii) all proceeds of the sale of any of such securities, forward currency contracts, exchange listed financial futures contracts or other property; and

               (iv) all proceeds of the sale of securities issued by the Fund, which are received by Provident from time to time from or on behalf of the Fund.

          (e) PFPC. As used in this Agreement, "PFPC" means Provident Financial Processing Corporation.

          (f) "WRITTEN INSTRUCTIONS". As used in this Agreement, the term "Written Instructions" means written instructions delivered by hand, mail, tested telegram, cable, telex or facsimile sending device, and received by Provident and signed by an Authorized Person. Written Instructions include electronic transmissions properly originated and confirmed by the Fund.

          (g) "AFFILIATE". As used herein, "Affiliate" means any company that controls, is controlled by or is under common control with Provident.

     4. DELIVERY AND REGISTRATION OF THE PROPERTY. The Fund will deliver or cause to be delivered to Provident all securities and all moneys owned by the Fund, including cash or securities received for the issuance of its Shares, at any time during the period of this Agreement. Provident will not be responsible for such securities and such moneys until actually received by it. All securities delivered to Provident (other than in bearer form) shall be registered in the name of the Fund or in the name of a nominee of the Fund or in the name of any nominee of Provident (with or without indication of fiduciary status), or in the name of any subcustodian or any nominee of any such sub-custodian appointed pursuant to Paragraph 6 hereof or shall be properly endorsed and in

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

form for transfer satisfactory to Provident.

     5.   RECEIPT AND DISBURSEMENT OF MONEY.

          (a) Provident shall open and maintain a separate custodial account or accounts in the name of the Fund, subject only to draft or order by Provident acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Fund. Provident shall make payments of cash to, or for the account of, the Fund from such cash only (i) for the purchase of securities as provided in Paragraph 13 hereof; (ii) upon receipt of Written Instructions, for the payment of interest, dividends, distributions, taxes, administration, accounting, advisory or management fees or expenses which are to be borne by the Fund under the terms of this Agreement, the Advisory Agreements, the Administration and Accounting Services Agreement and the Transfer Agency Agreement; (iii) upon receipt of Written Instructions, for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or to be delivered to Provident; (iv) to a sub-custodian pursuant to Paragraph 6 hereof; (v) for the redemption of the Fund's Shares pursuant to the procedures set forth in the Fund's prospectus dated May 14, 1991 or Written Instructions amending such procedures; (vi) for payment of the amount of dividends received in respect of securities sold short; or (vii) upon receipt of Written Instructions, for other Fund purposes. No payment pursuant to (i) above shall be made unless Provident has

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received a copy of the broker's or dealer's confirmation or the payee's invoice, as appropriate, and as provided in Paragraph 13 hereof.

          (b) Provident is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the account of the Fund.

     6. RECEIPT OF SECURITIES. (a) Except as provided by Paragraph 7 hereof, Provident shall hold and physically segregate in a separate account, identifiable at all times from those of any other persons, firms, or corporations, all securities and other property received by it for the account of the Fund. All such securities and other property shall be held or disposed of by Provident for the Fund pursuant to the terms of this Agreement. In the absence of Written Instructions accompanied by a certified resolution of the Fund's Board of Directors authorizing the transaction, Provident shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and investments except in accordance with the express terms provided for in this Agreement. In no case may any Director, officer, employee or agent of the Fund withdraw any securities upon their mere receipt. In connection with its customary and normal duties under this Paragraph 6, Provident may, at its own expense, enter into sub-custodian agreements with other banks or trust companies for the receipt of certain securities and cash to be held by Provident for the account of the Fund pursuant to this Agreement; provided that each such bank or trust company

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has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than one million dollars ($1,000,000) for a Provident subsidiary or affiliate, or of not less than twenty million dollars ($20,000,000) if such bank or trust company is not a Provident subsidiary or affiliate and that in either case such bank or trust company agrees with Provident to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. Provident shall remain responsible for the performance of all of its duties under this Agreement and shall hold the Fund harmless from the acts and omissions of any bank or trust company that it might choose pursuant to this Paragraph 6. Provident shall notify the Fund in any event that it appoints a sub-custodian hereunder and shall provide the Fund with such information in respect thereof as the Fund may reasonable request.

          (b) Where securities are transferred to an account of the Fund established pursuant to Paragraph 7 hereof, Provident shall also by book entry or otherwise identify as belonging to the Fund the quantity of securities in a fungible bulk of securities registered in the name of Provident (or its nominee) or shown in Provident's account on the books of the Book-Entry System. On the following business day, Provident shall furnish PFPC with confirmations and a summary of all transfers to or from the account of the Fund. At least monthly and from time to time, Provident shall furnish the Fund and PFPC with a detailed statement of the Property held for the Fund under this Agreement.

     7. USE OF BOOK-ENTRY SYSTEM AND DEPOSITORY. The Fund shall deliver to Provident certified resolutions of the Board of Directors of the Fund approving, authorizing and instructing Provident on a continuous and on-going basis until instructed to the contrary by Oral or Written Instructions actually received by Provident (a) to deposit in the Book-Entry System all securities belonging to the Fund eligible for deposit therein and (b) to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Fund, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowing. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

          (a) Securities and any cash of the Fund deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by Provident in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. Provident and its sub-custodian, if any, will pay out money only upon receipt of securities and will deliver securities only upon the receipt of money.

          (b) All books and records maintained by Provident which relate to the Fund's participation in the Book-Entry System will at all times during Provident's regular business hours be open to the, inspection of the Fund's duly authorized employees, designees and agents, and the Fund will be furnished with all information respect of the services rendered to it as it may require.

          (c) Provident will provide the Fund with copies of any report obtained by Provident on the system of internal accounting control of the Book-Entry System promptly after receipt of such a report by Provident. Provident will also provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

          (d) In the event that any securities transaction for the Fund fails to settle in accordance with Instructions received by Provident. Provident shall promptly so notify PFPC and Provident shall use its best efforts to settle or cause to be settled such transactions in accordance with such Instructions.

     8.   INSTRUCTIONS CONSISTENT WITH, ETC.

          (a) Unless otherwise provided in this Agreement, Provident shall act only upon oral and Written Instructions. Although Provident may know of the provisions of such Charter or By-Laws or any vote, resolution or proceeding of the Shareholders, or of the Board of Directors, or of any committee thereof.

          (b) Provident shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by Provident pursuant to this Agreement. The Fund agrees to forward or request PFPC to forward to Provident Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by Provident by the close of business of the same day that such Oral Instructions are given to Provident. The Fund agrees that the fact that such confirming Written Instructions are not received by Provident shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving oral Instructions. The Fund agrees that Provident shall incur no liability to the Fund in acting in good faith upon Oral Instructions given to Provident hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person, provided however, Provident shall not be so protected if such oral or Written Instructions were received from an Affiliate who has acted negligently, unless such an Affiliate has received and transmitted erroneous instructions received from an Authorized Person who is not an Affiliate.

     9. TRANSACTIONS NOT REQUIRING INSTRUCTIONS. In the absence of contrary Written Instructions, Provident is authorized to, and shall take, as necessary, the following actions:

          (a)  COLLECTION OF INCOME AND OTHER PAYMENTS.  Provident shall:

               (i) collect and receive for the account of the Fund, all income and other payments and distributions, including (without limitation) stock dividends, rights, bond coupons, option premiums and similar items, included or to be included in the Property, and promptly advise the Fund of such receipt and shall credit such income, as collected, to the Fund's custodian account;

               (ii) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money on the same day as received;

               (iii) receive and hold for the account of the Fund all securities received as a distribution on the Fund's securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any portfolio securities belonging to the Fund held by Provident hereunder;

               (iv) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and

               (v) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments as described in Paragraph 24 of this Agreement.

          (b) MISCELLANEOUS TRANSACTIONS. Provident is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

               (i) for examination by a broker selling for the account of the Fund in accordance with street delivery custom;

               (ii) for the exchange of interim receipts or temporary securities for definitive securities; and

               (iii) for transfer of securities into the name of the Fund or Provident or nominee of either, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to Provident.

     10. TRANSACTIONS REQUIRING INSTRUCTIONS. Upon receipt of Oral or Written Instructions are not otherwise, Provident, directly or through the use of the Book-Entry System, shall:

          (a) execute and deliver to such persons as may be designated in such Oral or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any securities may be exercised;

          (b) deliver any securities held for the Fund against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

          (c) deliver any securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

          (d) make such transfers or exchanges of the assets of the Fund and take such other steps as shall be stated in said Oral or Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

          (e) release securities belonging to the Fund to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that securities shall be released only upon payment to Provident of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan; and

          (f) release and deliver securities owned by the Fund in connection with any repurchase agreement entered into on behalf of the Fund, but only on receipt of payment therefor; and pay out moneys of the Fund in connection with such repurchase agreements, but only upon the delivery of the securities; and

          (g) otherwise receive, transfer, exchange (including exchanges of Shares of the Fund for securities and redemption of Shares of the Fund in securities owned by the Fund), lend or deliver securities in accordance with Oral or Written Instructions.

     11.  SEGREGATED ACCOUNTS.

          (a) In the event that the Fund engages in transactions involving forward currency contracts, exchange listed financial futures contracts or options thereon, or buys, sells, or writes option on securities, Provident shall upon receipt of Written or

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Oral Instructions establish and maintain a segregated account or accounts on its records for and on behalf of the Fund, into which account or accounts may be transferred cash and/or securities, including securities in the Book-Entry
System or with a Depository (i) for the purposes of compliance by the Fund with the procedures required a securities or options exchange or futures commissions merchant; and (ii) shall establish other segregated accounts for other proper purposes hereunder in accordance with Written or Oral Instructions.

          (b)(i) Promptly after each loan of securities specifically allocated to the Fund held by Provident hereunder, the Fund shall deliver or cause to be delivered to Provident Written Instructions specifying with respect to each such loan: (a) the name of the issuer and the title of the securities, (b) the number of shares or the principal amount loaned, (c) the date of the loan and delivery,
(d) the total amount to be delivered to Provident against the loan of the securities, including the amount of cash collateral and the premium, if any, separately identified, and (e) the name of the broker, dealer, or financial institution to which the loan was made. Provident shall deliver the securities thus designated to the broker, dealer or financial institution to which the loan was made upon receipt of the total amount designated as to be delivered against the loan of securities. Provident may accept payment in connection with a delivery otherwise than through the Book-Entry System only in the form of a certified or bank cashier's check payable to the order of the Fund or Provident drawn on New

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York Clearing House funds and may deliver securities in accordance with the customs prevailing among dealers in securities.

               (ii) Promptly after each termination of the loan of securities by the Fund, the Fund shall deliver or cause to be delivered to Provident Written Instructions specifying with respect to each such loan termination and return of securities: (a) the name of the issuer and the title of the securities to be returned, (b) the number of shares or the principal amount to be returned, (c) the date of termination, (d) the total amount to be delivered by Provident (including the cash collateral for such securities minus any offsetting credits as described in said Written Instructions) , and (e) the name of the broker, dealer, or financial institution from which the securities will be returned. Provident shall receive all securities returned from the broker, dealer, or financial institution to which such securities were loaned and upon receipt thereof shall pay, out of the moneys held for the account of the Fund, the total amount payable upon such return of securities as set forth in the Written Instructions.

     12. DIVIDENDS AND DISTRIBUTIONS. The Fund itself or through PFPC shall furnish Provident with appropriate evidence of action by the Fund's Board of Directors declaring and authorizing the payment of any dividends and distributions in respect of the Fund. Upon receipt by Provident of Written Instructions with respect to dividends and distributions declared by the Fund's Board of Directors and payable to Shareholders who have elected in the proper manner to receive their distributions or dividends in cash, and in conformance with procedures mutually agreed upon by Provident, the Fund, and PFPC, Provident shall pay to PFPC, an amount equal to the amount indicated in said Written Instructions as payable by the Fund to such Shareholders for distribution in cash by PFPC to such Shareholders. In lieu of remitting to PFPC cash dividends and distributions, Provident may arrange for the direct payment of cash dividends and distributions to Shareholders by Provident in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, Provident and PFPC.

     In accordance with the Prospectus, the Internal Revenue Code and regulations promulgated thereunder, and with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, Provident and PFPC, Provident shall arrange for the establishment of IRA custodian accounts for such Shareholders holding Shares through IRA accounts.

     13. PURCHASES OF SECURITIES. Promptly after each purchase of securities by the Advisor for the Fund, the Fund, through PFPC, shall deliver to Provident Oral or Written Instructions specifying with respect to each such purchase: (a) the name of the issuer and the title of the securities including CUSIP number, if applicable, (b) the number of shares or the principal amount purchased and accrued interest, if any, (c) the date of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase and (f) the name of the person from whom or the broker through whom the purchase was made. Provident shall pay out of the monies held for the account of the Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral or Written Instructions. In the event that such a transaction fails to settle in accordance with such Oral or Written Instructions, Provident shall promptly so notify the Fund and PFPC and shall use its best efforts to settle or cause to be settled such transactions in accordance with such Instructions.

     14. SALES OF SECURITIES. Promptly after each sale of securities by the Fund or exercise of an option written by the Fund, the Fund, through PFPC, shall deliver to Provident Oral Instructions, specifying with respect to each such sale: (a) the name of the issuer and the title of the security including CUSIP number, if applicable, (b) the number of shares or principal amount sold, and accrued interest, if any, (c) the date of sale, (d) the sale price per unit, (e)
the total amount payable to the Fund upon such    sale, (f) the name of the
broker through whom or the person to whom the sale was made, and (g) the location to which the security must be delivered. Provident shall deliver the
securities upon such     sale, provided that the same conforms to the total
amount payable as set forth in such Oral Instructions.    Subject to the
foregoing, Provident may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities. If any such transaction fails to settle in accordance with such Instructions, Provident shall promptly notify the Fund and shall use its best efforts to settle or cause to be settled such transaction in accordance with such instructions.

     15. RECORDS. Provident shall prepare and maintain written records of all cash and property and income and disbursements of the Fund. The books and records pertaining to the Fund which are in the possession of Provident shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable laws and regulations and shall be returned to the Fund or its designee upon request. The Fund and the Fund's authorized representatives and designees, shall have access to such books and records at all times during Provident's normal business hours. Upon the request of the Fund, copies of any such books and records shall be provided by Provident to the Fund or the Fund's authorized representative or designee at the Fund's expense.

     16.  REPORTS AND OTHER INFORMATION.

          (a) Provident shall furnish the Fund the following reports:

                    (1) such periodic and special reports as the Fund may reasonably request;

                    (2) a monthly statement summarizing all transactions and entries for the account of the Fund, listing the portfolio securities belonging to the Fund with the average cost of each issue at the end of such month, and stating the cash account of the Fund including disbursements;

                    (3) the reports to be furnished to the Fund pursuant to Rule 17f-4; and

                    (4) such other information as may be agreed upon from time to time between the Fund and Provident.

          (b) Provident shall transmit promptly to the Fund any proxy statement, proxy materials, notice of a call, tender offer or conversion, redemption, reorganization and similar communications received by it as custodian of the Property.

          (c) In addition to its obligations under paragraph 16 (b) herein, Provident shall use its best efforts to communicate to the Fund such material information concerning the securities held by the Fund as shall come into Provident's possession via electronic services or issuer notification, but Provident shall have no obligation to monitor any publication, newspapers or similar periodicals for such information and shall not be liable to the Fund in respect of the activity covered by this Paragraph 16(c).

     17. COOPERATION WITH ACCOUNTANTS. Provident shall cooperate with Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required from time to time by the Fund.

     18. CONFIDENTIALITY. Provident agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present, or potential Shareholders, except, after prior notification to and approval in writing by the Fund, which approval may not be withheld where Provident reasonably believes that it may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     19. RIGHT TO RECEIVE ADVICE. Provident shall be protected in any action or inaction which it takes in reliance on advice of Provident's counsel. Provident shall notify the Fund of the receipt of such advice within a reasonable time.

     20. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. Provident agrees to perform its duties hereunder in accordance with applicable law; however; Provident assumes no responsibility for ensuring that the Fund complies with the requirements of the 1933 Act, the 1940 Act, the CEA, and any laws, rules and regulations of governmental authorities having jurisdiction.

     21. COMPENSATION. As compensation for the services rendered by Provident during the term of this Agreement, the Fund will pay to Provident the fees set forth in the Fee Schedule annexed hereto as Schedule A and incorporated herein.

     22. INDEMNIFICATION. (a) The Fund, as sole owner of the Property, agrees to indemnify and hold harmless Provident and its nominees from all taxes, charges, expenses (except expenses that are inherent to its duties hereunder) , assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, the CEA, and any state and foreign securities and blue sky laws, all as or may be amended from time to time) including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly (a) solely from the fact that securities included in the Property are registered in the name of any such nominee or (b) from any action or thing which Provident takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Fund or the Fund's counsel on behalf of the Fund or (ii) upon Oral or Written Instructions, provided that Oral or Written Instructions were not received from an Affiliate who has acted negligently (unless such Affiliate has received and transmitted erroneous instructions received from an Authorized Person that is not an Affiliate) and provided further neither Provident nor any of its nominees shall be indemnified against any liability (or any expenses incident to such liability) arising out of Provident's or such nominee's own misfeasance, bad faith, negligence or disregard of its duties or responsibilities described in this Agreement. In the event of any advance of cash for any purpose made by Provident pursuant to Oral or Written Instructions of the Fund, or in the event that Provident or its nominee shall incur or be assessed any taxes, charges, expenses,, assessments, claims or liabilities described in the previous sentence of this Paragraph 22(a), except such as may arise from its or its nominee I s own negligent action, negligent failure to act, disregard of its duties hereunder or misconduct, any Property at any time held for the account of the Fund shall be security therefor.

          (b) Provident shall not pay or settle any claim, demand, expense or liability in respect of which Provident is entitled to be indemnified pursuant to paragraph (a) above (an "Indemnifiable Claim") without the express written consent of the Fund. Provident shall notify the Fund promptly of receipt of notification of an Indemnifiable Claim. Unless the Fund notifies Provident within 30 days of receipt of Written Notice of such Indemnifiable Claim that the Fund does not intend to defend such Indemnifiable Claim, the Fund shall defend Provident from such Indemnifiable Claim. The Fund shall have the right to defend any Indemnifiable Claim at its own expense, such defense to be conducted by counsel selected by the Fund. Further, Provident may join the Fund in such defense at Provident's own expense, but to the extent that it shall so desire the Fund shall direct such defense. If the Fund shall fail or refuse to defend, pay or settle an Indemnifiable Claim, Provident, at the Fund's expense consistent with limitations concerning attorney's fees expressed in Paragraph 22(a) hereof, may provide its own defense.

     23. RESPONSIBILITY OF PROVIDENT. Provident hereby represents that it is experienced in the provision of the services covered by this Agreement. In the performance of its duties hereunder, Provident shall be obligated to exercise due care and diligence and to act in good faith and in a timely manner to assure the accuracy and completeness of all services performed under this Agreement. Provident shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by Provident in writing. Provident shall be responsible for its own negligent failure to perform its duties under this Agreement. In assessing negligence for purposes of this Agreement, the parties agree that the standard of care applied to Provident's conduct shall be the care that would be exercised by a similarly situated service provider, supplying substantially the same services under substantially similar circumstances. Notwithstanding the foregoing, Provident shall not be responsible for losses beyond its control, provided that Provident has acted in accordance with the provisions of this Agreement and the standard of care set forth above; and provided further that Provident shall only be responsible for that portion of losses or damages suffered by the Fund attributable to the negligence of Provident. Losses shall be beyond Provident's control if they result from or occur because of delays or errors or loss of data provided by a person other than Provident or its Affiliates, or acts of civil or military authority, national emergencies, labor difficulties (other than those of Provident or its Affiliates), fire, failure of equipment caused by failures external to the premises of Provident or its Affiliates, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply external to the premises of Provident or its Affiliates.

     Without limiting the generality of the foregoing or of any other provision of this Agreement, Provident in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of the validity or invalidity or authority or lack thereof of any Oral or Written Instruction received from the Fund, or an Affiliate, provided such Affiliate has not acted negligently (unless such Affiliate has received and transmitted erroneous instructions received from an Authorized Person that is not an Affiliate), notice or other instrument which conforms to the applicable requirements of this Agreement, and which Provident reasonably believes to be genuine.

     Provident shall have no liability to the Fund for any losses or damages the nature of which is or was remote, unforeseen, unforeseeable or beyond the scope of reasonable anticipation at the time this Agreement was executed.

     24. COLLECTIONS. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by Provident) shall be at the sole risk of the Fund. In any case in which Provident does not receive any payment due the Fund within a reasonable time after Provident has made proper demands for the same, it shall so notify the Fund in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto and to telephonic
demands, and await instructions from the Fund.   Provident shall not be obliged
to take legal action for collection unless and until reasonably indemnified to its satisfaction. Provident shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course.

     25. DURATION AND TERMINATION. This Agreement shall continue in effect for a period of one year from the date that the Fund begins to invest in stocks that comprise the Standard & Poor's 500 Composite Stock Price Index (the "investment date") . This Agreement may be terminated by either party on or after the first anniversary of the investment date upon not less than 180 days prior written notice to the other party. The foregoing provisions notwithstanding, either party may terminate this Agreement in the event of a material breach of the terms hereof after written notice to the other party of such breach and a reasonable time for cure of such breach, unless such breach is not curable and, in such circumstances, this Agreement shall terminate, at the option of the injured party, three months after the date such notice is given. Upon any termination of this Agreement Provident shall deliver cash, securities, Property and the records maintained hereunder for the Fund to a successor custodian designated by the Fund, and if no such successor is designated, Provident may deliver such cash, securities, Property and records to a bank or trust company of its own selection, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000) as a custodian for the Fund to be held under terms similar to those of this Agreement, provided, however, that Provident shall not be required to make any such delivery or payment until full payment shall have been made or provided for by the Fund of all liabilities constituting a charge on or against the property of the Fund then held by Provident or on or against Provident and until full payment shall have been made to Provident of all of its fees, compensation, costs and expenses as provided herein.

     26. NOTICES. All notices and other communications, including Written Instructions (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex, or facsimile sending device. Notices shall be addressed (a) if to Provident at Provident's address, Airport Business Center, 200 Stevens Drive, Lester, Pennsylvania 19113, marked for the attention of the Custodian Services Department (or its successor); (b) if to the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

     27. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     28. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     29. DELEGATION. On thirty (30) days prior written notice to the Fund, Provident may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of Provident or PNC Financial Corp, provided that (i) the delegate agrees with Provident to comply with all relevant provisions of the 1940 Act and this Agreement; and (ii) Provident and such delegate shall promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the delegation, including (without limitation) the capabilities of the delegate. In the event of such delegation, Provident shall remain liable under this Agreement.

     30. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     31. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to delegated and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way defined or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Pennsylvania and governed by Pennsylvania law. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                                   DFA U.S. LARGE CAP PORTFOLIO INC.



                                   By: /s/ Deborah J. Ferris
                                      ----------------------------------


                                   PROVIDENT NATIONAL BANK



                                   By: /s/ Joseph Gramlich
                                      ----------------------------------

                                      APPENDIX A

(To identify and furnish signatures of "Authorized Persons" as referred to in the Custody Agreement and the Transfer Agency Agreement of the Fund.)

                                      SCHEDULE A

     The Fund will pay Provident National Bank ("Provident") for its services under this Custodian Agreement and Provident Financial Processing Corporation ("PFPC") for its services under both a Transfer Agency Agreement with the Fund, dated July 12, 1991, and under an Administration and Accounting Services Agreement with the Fund, dated July 12, 1991, an aggregate monthly fee of 1/12 of .0175% of the Fund's average daily gross assets, exclusive of out-of-pocket expenses; PROVIDED, HOWEVER, that the Fund will pay Provident and PFPC a minimum aggregate annual fee of $70,000. PFPC will receive payment of the aggregate monthly fee. There will be no transaction-based custody fee.

     Fees will begin to accrue on the date that the Fund begins to invest in stocks that comprise the Standard & Poor's 500 Composite Stock Price Index (the "investment date") and the twelve month period for calculating the minimum annual fee shall begin on the investment date.

     The following out-of-pocket expenses shall be billed by Provident on a monthly basis, in arrears, to the extent incurred, commencing on the effective date of the Custodian Agreement;

       (i)     Federal Express charges;

      (ii)     Postage;

     (iii)     Record storage;

      (iv)     Dividend/Interest claim fees charged to Provident; and

       (v)     Payments to depositories (i.e., $.50 to DTC per DTC transaction).

     The following out-of-pocket expenses shall be billed by PFPC on a monthly basis, in arrears, to the extent incurred, commencing on the effective date of the Transfer Agency and the Administration and Accounting Services Agreements;

       (i)     Pricing services

               - domestic and international prices
               - support terminals
               - pink sheets;

      (ii)     Federal Express charges;

     (iii)     Postage; and

      (iv)     Record storage.